EXHIBIT 99.1

Callon Petroleum Company Reports Results For The First Quarter of 2012

Natchez, MS (May 7, 2012)-Callon Petroleum Company (NYSE: CPE) today reported results of operations for the three-month period ended March 31, 2012.

The company highlighted the recent operational and financing activity:

•
Received a commitment letter for a $200 million senior secured credit facility with an initial borrowing base amount of $60 million and a maturity of July 31, 2014, subject to customary closing conditions.

•	Commenced drilling of its first horizontal oil well targeting the Wolfcamp B shale at its East Bloxom field in Upton County, TX.

•
Completed four vertical Wolfberry wells at its Pecan Acres field, with 24-hour initial production rates of 200 Boepd (approximately 90% oil) from the first two wells and two additional wells currently flowing back.

•
Initiated a seismic program on its net 14,470 acre position in Borden County, TX and began necessary permitting and preliminary infrastructure work for its four well locations currently scheduled to be drilled beginning in the third quarter of 2012.

Fred Callon, Chairman and CEO remarked “We have positioned the company to exploit the emerging oil shale potential in the Permian Basin through our recently initiated horizontal drilling program. Our portfolio includes multi-stacked target zones on our legacy and newly-acquired acreage positions, initially focused on the drilling and evaluation of the Wolfcamp B and Cline shales in the Midland Basin. In addition, we have high-graded our vertical drilling program with a one-rig program at our Pecan Acres field, with promising initial results from our first four completions. While we have experienced unforeseen downtime with two of our natural gas fields this quarter, we are excited for the remainder of the year as we continue to execute our growth strategy in the Permian Basin in established and emerging plays.”

First Quarter 2012 Results

Callon reported the following results for the three months ended March 31, 2012:

•	Reported net income and fully diluted earnings per share of $0.5 million and $0.01.

•
Total net sales volumes of 4,308 barrels of oil equivalent per day (Boe/d) decreased 8% from the first quarter of 2011 due primarily to downtime at our Haynesville and East Cameron 257 natural gas fields.

•	Net oil sales volumes (excluding natural gas liquids) represented 62% of net total sales volumes compared to 47% in the first quarter of 2011.

•	Discretionary cash flow (a non-GAAP financial measure) increased 4% relative to the comparable period in 2011.

•
Entered into hedging agreements covering 40,000 barrels of oil per month for 2013 with an effective floor price of $90.00/Bbl and an effective ceiling price of $116.00/Bbl, both referenced to NYMEX West Texas Intermediate pricing.

Operating Results. Operating results for the three months ended March 31, 2012 include oil and natural gas sales of $29.3 million from average production of 4,308 barrels of oil equivalent per day. These results compare with oil and natural gas sales of $25.4 million from average production of 4,713 Boe/d during the comparable 2011 period. The average price realized per barrel of oil (Bbl) in the first quarter of 2012, increased to $106.84, compared to $93.78 during the same period in 2011. The average price realized per thousand cubic feet of natural gas (Mcf) in the first quarter of 2012 was $3.92 compared to $4.95 during the first quarter of 2011. Our natural gas price realizations on a million British thermal unit (MMBtu) equivalent basis exceeded the related NYMEX prices by 56% in the first quarter of 2012 primarily due to the value of the NGLs in our natural gas stream from our Permian Basin and offshore production. On a combined hydrocarbon basis, Callon received $74.73 per Boe produced for the first quarter of 2012.

Lease Operating Expenses. Lease operating expenses including severance taxes ("LOE") increased by $3.7 million to $8.8 million for the three-month period ended March 31, 2012 compared to $5.0 million for the same period in 2011. The increase was primarily due to $2.9 million associated with a remediation operation on the George R. Mills Well No. 1H well in the Haynesville shale and $1.5 million in LOE related to the significant growth in the number of wells producing in the Permian Basin, increasing from 40 gross producing wells in the first quarter 2011 to 78 gross producing wells the first quarter of 2012. This increase was partially offset by a $0.6 million decline in LOE for our deepwater properties.

Net Income. For the three months ended March 31, 2012, Callon reported net income and fully diluted earnings per share of $0.5 million and $0.01, respectively, compared to net income and diluted earnings per share of $4.2 million and $0.12, respectively for the same period of 2011.

Discretionary Cash Flow. Discretionary cash flow, a non-GAAP financial measure, for the three months ended March 31, 2012 totaled $13.3 million compared to $12.8 million during the comparable prior year period.  Net cash flow provided by operating activities, as defined by U.S. GAAP, was $10.4 million for the three months ended March 31, 2012, and $13.5 million the comparable prior year period. (See “Non-GAAP Financial Measures” that follows and the accompanying reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)

Capital Expenditures. Callon's total capital expenditures related to exploration and development for the three months ended March 31, 2012 were $29.7 million compared to $18.5 million in the corresponding 2011 period, primarily due to increased Permian drilling activity. Additionally, Callon's land and leasehold acquisitions for the three months ended March 31, 2012 totaled $14.7 million compared to $0 million in the corresponding 2011 period. These land and leasehold acquisition expenditures in 2012 were dedicated to the acquisition of 14,470 net acres in Borden County, TX as part of Callon's strategic plan to increase its exposure to emerging hydrocarbon plays in the Permian Basin.

Liquidity. At March 31, 2012, the company's total liquidity position was $54.9 million comprised of a cash balance of $9.9 million and borrowing availability of $45 million under its Third Amended and Restated Senior Secured Credit Agreement. During May 2012, we signed a commitment letter with Regions Bank for an amended credit facility with a total principal amount of $200 million and a maturity date of July 31, 2014, subject to customary closing conditions. In addition, Callon's initial borrowing base amount would be increased to $60 million from $45 million under the new agreement. As of May 7, 2012, there were no outstanding borrowings on the existing bank facility.

First Quarter 2012 Conference Call. A conference call to discuss this release has been scheduled for Tuesday, May 8, 2012 at 10:00 am CDT. The telephone number to access the conference call is toll-free 1-877-317-6789. The conference call will also be webcast live on the Internet, and can be accessed by accessing Callon's website at www.callon.com in the “Investor Relations” section of the website. A Q&A period will follow.

An archive of the conference call webcast will also be available at www.callon.com in the “Investor Relations” section of the website.

Non-GAAP Financial Measures. This news release refers to non-GAAP financial measures as “discretionary cash flow”. Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred.

Reconciliation of Non-GAAP Financial Measures:

The following table reconciles discretionary cash flow to net cash flow provided by operating activities (in thousands):

	Three Months Ended March 31,
	2012	2011	Change
Discretionary cash flow	$13,305	$12,769	$536
Net working capital changes and other changes	(2,955)	688	(3,643)
Net cash flow provided by operating activities	$10,350	$13,457	$(3,107)

	Three-Months Ended March 31,
	2012	2011	Change	% Change
Net production:
Oil (MBbls)	241	201	40	20%
Natural gas (MMcf)	904	1,342	(438)	(33)%
Total production (Mboe)	392	424	(32)	(8)%
Average daily production (Boe)	4.3	4.7	(0.4)	(7)%

Average realized sales price (a):
Oil (Bbl)	$106.84	$93.78	$13.06	14%
Natural gas (Mcf)	$3.92	$4.95	$(1.03)	(21)%
Total on an equivalent basis (Boe)	$74.73	$59.99	$14.74	25%

Oil and natural gas revenues (in thousands):
Oil revenue	$25,749	$18,804	$6,945	37%
Natural gas revenue	3,545	6,645	(3,100)	(47)%
Total	$29,294	$25,449	$3,845	15%

Additional per Boe data:
Sales price	$74.73	$59.99	$14.74	25%
Lease operating expense	22.41	11.89	10.52	88%
Operating margin	$52.32	$48.10	$4.22	9%

Other expenses per Boe:
Depletion, depreciation and amortization	$31.09	$23.05	$8.04	35%
General and administrative	12.83	9.96	2.87	29%

(a) Below is a reconciliation of the average NYMEX price to the average realized sales price:

Average NYMEX price per barrel of oil	$102.93	$94.11	$8.82	9%
Basis differential and quality adjustments	4.78	1.28	3.50	273%
Transportation	(0.87)	(1.11)	0.24	(22)%
Hedging	—	(0.50)	0.50	(100)%
Average realized price per barrel of oil	$106.84	$93.78	$13.06	14%

Average NYMEX price per million British thermal units (“MMBtu”)	$2.51	$4.20	$(1.69)	(40)%
Basis differential, quality and Btu adjustments	1.41	0.75	0.66	88%
Hedging	—	—	—	—%
Average realized price per Mcf of natural gas	$3.92	$4.95	$(1.03)	(21)%

Callon Petroleum Company
Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2012	December 31, 2011
ASSETS	Unaudited
Current assets:
Cash and cash equivalents	$9,926	$43,795
Accounts receivable	18,536	15,181
Fair market value of derivatives	467	2,499
Other current assets	527	1,601
Total current assets	29,456	63,076
Oil and natural gas properties, full-cost accounting method:
Evaluated properties	1,446,890	1,421,640
Less accumulated depreciation, depletion and amortization	(1,220,520)	(1,208,331)
Net oil and natural gas properties	226,370	213,309
Unevaluated properties excluded from amortization	18,433	2,603
Total oil and natural gas properties	244,803	215,912
Other property and equipment, net	12,646	10,512
Restricted investments	3,792	3,790
Investment in Medusa Spar LLC	9,361	9,956
Deferred tax asset	64,097	63,496
Other assets, net	824	718
Total assets	$364,979	$367,460

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$25,148	$26,057
Asset retirement obligations	1,170	1,260
Fair market value of derivatives	82	—
Total current liabilities	26,400	27,317
13% Senior Notes:
Principal outstanding	106,961	106,961
Deferred credit, net of accumulated amortization of $13,934 and $13,123, respectively	17,573	18,384
Total 13% Senior Notes	124,534	125,345

Senior secured revolving credit facility	—	—
Asset retirement obligations	12,900	12,678
Other long-term liabilities	2,394	3,165
Total liabilities	166,228	168,505
Stockholders' equity:
Preferred Stock, $.01 par value, 2,500,000 shares authorized;	—	—
Common Stock, $.01 par value, 60,000,000 shares authorized; 39,412,238 and 39,398,416 shares outstanding at March 31, 2012 and December 31, 2011, respectively	394	394
Capital in excess of par value	325,252	324,474
Other comprehensive income	154	1,624
Retained deficit	(127,049)	(127,537)
Total stockholders' equity	198,751	198,955
Total liabilities and stockholders' equity	$364,979	$367,460

Callon Petroleum Company
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three-Months Ended March 31,
	2012	2011
Operating revenues:
Oil	$25,749	$18,804
Natural gas	3,545	6,645
Total oil and natural gas revenues	29,294	25,449

Operating expenses:
Lease operating expenses	8,784	5,045
Depreciation, depletion and amortization	12,189	9,776
General and administrative	5,031	4,224
Accretion expense	574	615
Total operating expenses	26,578	19,660

Income from operations	2,716	5,789

Other (income) expenses:
Interest expense	2,577	3,492
Gain on early extinguishment of debt, net	—	(1,942)
Unrealized gain on mark-to-market derivative instruments, net	(70)	—
Other (income) expense	(305)	172
Total other expenses	2,202	1,722

Income before income taxes	514	4,067
Income tax expense	144	—
Income before equity in earnings of Medusa Spar LLC	370	4,067
Equity in earnings of Medusa Spar LLC	118	97
Net income available to common shares	$488	$4,164

Net income per common share:
Basic	$0.01	$0.12
Diluted	$0.01	$0.12

Shares used in computing net income per common share:
Basic	39,351	33,744
Diluted	40,254	34,539

Callon Petroleum Company
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three-Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$488	$4,164
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation, depletion and amortization	12,486	10,001
Accretion expense	574	615
Amortization of non-cash debt related items	122	104
Amortization of deferred credit	(811)	(822)
Gain on early extinguishment of debt	—	(1,942)
Equity in earnings of Medusa Spar LLC	(118)	(97)
Deferred income tax expense	144	1,982
Valuation allowance	—	(1,982)
Non-cash derivative (income) expense due to hedge ineffectiveness	(229)	41
Non-cash derivative (income) due to mark-to-market adjustment for derivatives not designated as accounting hedges	(70)	—
Non-cash charge related to compensation plans	1,349	776
Payments to settle asset retirement obligations	(630)	(71)
Changes in current assets and liabilities:
Accounts receivable	(3,177)	(110)
Other current assets	1,075	933
Current liabilities	(730)	(256)
Change in natural gas balancing receivable	1	182
Change in natural gas balancing payable	50	69
Change in other assets, net	(174)	(130)
Cash provided by operating activities	$10,350	$13,457

Cash flows from investing activities:
Capital expenditures	(45,481)	(18,170)
Investment in restricted assets for plugging and abandonment	—	(38)
Proceeds from sale of mineral interest and equipment	506	2,787
Distribution from Medusa Spar LLC	758	307
Cash used in investing activities	$(44,217)	$(15,114)

Cash flows from financing activities:
Redemption of 13% senior notes	—	(35,062)
Issuance of common stock	—	73,765
Equity issued related to employee stock plans	(2)	—
Cash (used in) provided by financing activities	$(2)	$38,703

Net change in cash and cash equivalents	(33,869)	37,046
Beginning of period cash and cash equivalents	43,795	17,436
End of period cash and cash equivalents	$9,926	$54,482

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Texas, Louisiana and the offshore waters of the Gulf of Mexico.

This news release is posted on the company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the top of the homepage.

This news release contains projections forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding our reserves as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These projections and statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC's website at www.sec.gov.

For further information contact
Rodger W. Smith, 1-800-451-1294

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